Exhibit 5.1

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
March 10, 2009	Main Fax (312) 701-7711
www.mayerbrown.com
The Board of Trustees
ProLogis
4545 Airport Way
Denver, Colorado 80239
Re:      ProLogis Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as special counsel to ProLogis, a Maryland real estate investment trust (“ProLogis”), in connection with the registration of common shares of beneficial interest, par value $0.01 per share (the “Common Shares”) of ProLogis which are to be issued pursuant to ProLogis’s 1999 Dividend Reinvestment and Share Purchase Plan (the “Plan”) as described in ProLogis’s Registration Statement on Form S-3 being filed with the Securities and Exchange Commission on the date hereof (together with all amendments thereto, the “Registration Statement”).
The Common Shares are to be issued under ProLogis’s Amended and Restated Declaration of Trust, as amended and supplemented (the “Declaration of Trust”), filed with the State Department of Assessments and Taxation of Maryland.
As special counsel to ProLogis, we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the Declaration of Trust, ProLogis’ Amended and Restated Bylaws, as amended, resolutions of ProLogis’ Board of Trustees and committees thereof (the “Board”) and such ProLogis records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of ProLogis. In rendering this opinion, we have assumed the legal capacity and genuineness of all signatures of persons signing all documents, the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals and the conformity to authentic original documents, records and certificates of all documents, records and certificates submitted to us as copies.
Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that the Common Shares have been duly authorized and, when and if delivered in the manner described in the Plan and the resolutions of the Board, will be legally issued, fully paid and nonassessable.
Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia).

Mayer Brown llp
The Board of Trustees
March 10, 2009

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement.
The opinions contained herein are limited to Federal laws of the United States, the laws of the State of Illinois and the laws of the State of Maryland governing real estate investment trusts. We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction. These opinions are furnished to you solely for your benefit in connection with the transactions described herein and are not to be used for any other purpose without our prior written consent.
Sincerely,
/s/ Mayer Brown LLP